EXHIBIT 1


                              AMENDMENT No. 1 TO
                     AMENDED AND RESTATED RIGHTS AGREEMENT


                THIS AMENDMENT No. 1 (the "Amendment"), dated as of December 28, 1996, is between PROVIDIAN CORPORATION, a Delaware corporation (formerly known as Capital Holding Corporation) (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent (the "Rights Agent").

                                   Recitals

                A. The Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of November 4, 1992 (the "Rights Agreement").

                B. Aegon N.V., a company formed under the laws of the Netherlands ("Merger Partner"), LT Merger Corp., a Delaware corporation and a wholly owned subsidiary of Merger Partner ("Merger Sub"), and the Company proposed to enter into a Plan and Agreement of Merger and Reorganization dated as of December 28, 1996 (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company, with the Company as the sur-viving corporation (the "Merger").

                C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

                Accordingly, the parties agree as follows:

                1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended by inserting the following at the end of Section 1(a):

                "In addition, notwithstanding anything in this Rights Agreement to the contrary (i) neither AEGON N.V., a company formed under the laws of The Netherlands ("Merger Partner"), LT Merger Corp., a Delaware corporation and wholly owned subsidiary of Merger Partner ("Merger Sub"), nor any Af-filiate or Associate of Merger Partner or Merger Sub, shall be deemed to be an Acquiring Person by virtue of the Plan and Agreement of Merger and Reorganization, to be entered into as of December 28, 1996, between the Company, Merger Partner and Merger Sub, as it may be amended or supplemented from time to time in accordance with its terms (the "Merger Agreement"), or by virtue of any of the transactions contemplated by the Merger Agreement."

                2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:


                                                                        2

                "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the Merger
           Agreement or by virtue of any of the transactions contemplated by the Merger Agreement."

                3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" before the numeral "(iii)" therein and by adding to the end thereof the following:

                "or (iv) immediately prior to the effective time of the merger of Merger Sub into the Company (the "Merger") contemplated by and in accordance with the terms of the Merger Agreement."

                4. Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section:

                "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

                5. Effectiveness. This Amendment shall be deemed effective as of December 28, 1996 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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           EXECUTED as of the date first set forth above.




                                         PROVIDIAN CORPORATION,
      Attest:                            a Delaware corporation


       /s/ R. Michael Slaven              /s/ Irving W. Bailey II
      Name:   R. Michael Slaven          Name:   Irving W. Bailey II
      Title:  Assistant Secretary        Title:  Chairman of the Board and
                                                 Chief Executive Officer



                                         FIRST CHICAGO TRUST COMPANY OF
      Attest:                            NEW YORK, as Rights Agent



       /s/ Kevin J. Laurita               /s/ John G. Herr
      Name:   Kevin J. Laurita           Name:   John G. Herr
      Title:  Assistant Vice President   Title:  Assistant Vice President